Exhibit (g)(2)

APPENDIX A
TO
THE CUSTODIAN AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 1/11/2022

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 9/28/2009 “the Agreement”:

EMQQ Emerging Markets Internet & Ecommerce ETF

Hull Tactical US ETF

Vesper US Large Cap Short-Term Reversal Strategy ETF

North Shore Global Uranium Mining ETF

Nifty India Financials ETF

Bitwise Crypto Innovators ETF

FMQQ The Next Frontier Internet & Ecommerce ETF

India Internet & Ecommerce ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY: /S/ J. Garrett Stevens

NAME: J. Garrett Stevens

TITLE: President

DATE: 1/11/22